ING Life Insurance and Annuity Company
ING Financial Advisors, LLC

RE: Assignment of Selling and Services Agreement and Fund Participation Agreement

Dear Sir/Madam:

We are pleased to inform you that AMR Corporation, the current parent of American Beacon
Advisors, Inc. (“American Beacon”), is selling most of its interest in American Beacon. In this transaction, Lighthouse Holdings, Inc. will acquire all of the outstanding capital stock of
American Beacon. TPG Partners V, L.P. and Pharos Capital Group, LLC are the shareholders of Lighthouse Holdings, Inc. AMR Corporation will continue to hold an indirect, minority interest in American Beacon after the sale: it will receive, as part of the consideration for the sale of American Beacon shares, common stock of Lighthouse Holdings, Inc. representing
10% of Lighthouse Holdings, Inc.’s equity on a fully-diluted basis.

The transaction will not change our investment advisory services to the American Beacon
Funds and the sales, portfolio management and client services teams you work with today will remain intact. However, the sale of American Beacon will result in a change in control of
American Beacon and, therefore, is deemed to constitute an “assignment” of your existing
Selling and Services Agreement and Fund Participation Agreement with us within the meaning of the Advisers Act of 1940, as amended. Consequently, we must obtain your written consent to the continuation of your agreement(s) with American Beacon after the sale closes. To this end, we ask that you please countersign this letter below to indicate your consent and return the signed version to us by July 3, 2008. Please keep a copy for your files.

Please contact us to discuss any questions you may have. We continue to appreciate the opportunity to serve you.

Sincerely,

/s/ Rosemary Behan

Rosemary K. Behan, Esq.
Vice President, Legal & Compliance

Consent to Assignment of Selling and Services Agreement and Fund Participation Agreement

Agreed and consented to by:

ING LIFE INSURANCE AND ANNUITY COMPANY
/s/ David A. Kelsey
Signature
David A. Kelsey
Printed Name
V.P.
Title
6-27-08
Date

Agreed and consented to by:
ING FINANCIAL ADVISORS, LLC
/s/ David A. Kelsey
Signature

David A. Kelsey
Printed Name
C.O.O./V.P.
Title
6-27-08
Date